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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
F O R M   3
-----------

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------

1. Name and Address of        2. Date of Event         4. Issuer Name and Ticker
   Reporting Person*             Requiring Statement      or Trading Symbol
                                 (Month/Day/Year)

                                                        Napoli Enterprises, Inc.
  DGD Wealth Management, Inc.          2-12-03           (OB: NPLE)
  ----------------------------      -----------         ------------------------
  (Last)  (First) (Middle)

  c/o Suite 4, Temple Building
  Main & Prince William Street
  -------------------------------
        (Street)

  Charlestown, Nevis, West Indies
  -------------------------------
    (City)  (State)    (Zip)

3. I.R.S. Identification  5. Relationship of Reporting  6. If Amendment, Date of
   Number of Reporting       Person(s) to Issuer           Original (Month/Day/
   Person, if an entity      (Check all applicable)        Year)
   (voluntary)                                             2-12-03 (see Note)
           N/A                  Director    X  10% Owner   ------------------
   ---------------------    ---            ---
                                Officer        Other
                                (give title   (specify   7. Individual or Joint/
                            ---  below)    --- below)       Group Filing (Check
                                                            Applicable Line)
                           ---------------------------
                                                            Form filed by One
                                                          X Reporting Person
                                                         ---
                                                            Form filed by More
                                                            than One Reporting
                                                            Person
                                                         ---


                         Table I -- Non-Derivative Securities Beneficially Owned
                         -------------------------------------------------------

1. Title of Security  2. Amount of      3. Ownership Form:  4. Nature of
   (Instr. 4)            Securities        Direct (D) or       Indirect
                         Beneficially      Indirect (I)        Beneficial
                         Owned             (Instr. 5)          Ownership
                         (Instr. 4)                            (Instr. 5)

Common Shares -
RESTRICTED
(Issued pursuant to
Reg. S)                   2,971,568           Direct
--------------------     ------------      ---------------  --------------------

--------------------     ------------      ---------------  --------------------

--------------------     ------------      ---------------  --------------------

     Table II-- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

1. Title of    2. Date Exer-  3. Title and  4. Conver-  5. Owner-  6. Nature of
   Derivative     cisable and    Amount of     sion or     ship       Indirect
   Security       Expiration     Securities    Exercise    Form of    Beneficial
   (Instr. 4)     Date           Underlying    Price of    Deriv-     Ownership
                  (Month/Day/    Derivative    Deri-       ative      (Instr. 5)
                  Year)          Security      vative      Security:
                                 (Instr. 4)    Security    Direct
                                                           (D) or
                                                           Indirect
                                                           (I)
                                                           (Instr. 5)
               Date    Expir-   Title Amount
               Exer-   ation          or
               cisable Date           Number
                                      of
                                      Shares

   ----------  --------------   -------------  --------    ---------- ----------

   ----------  --------------   -------------  --------    ---------- ----------

   ----------  --------------   -------------  --------    ---------- ----------

   ----------  --------------   -------------  --------    ---------- ----------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

Note: This transaction was originally reported manually by Ronald DuBois on Febuary 12, 2003, who is the controlling shareholder of DGD Wealth Management, Inc.



                         /s/ Ronald DuBois                     February 12, 2003
                       -------------------------------         -----------------
                       **Signature of Reporting Person         Date


 * If the form is filed by more than one reporting person, see Instruction 5(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.